Exhibit 99.2

Investor Package Dated October 27, 2010
Pending Acquisition of First Ipswich Bancorp by Brookline Bancorp, Inc.

Financial Highlights

This financial data is as of September 30, 2010 and the nine months then ended. Dollars are in millions unless otherwise noted.

First
	Brookline	Ipswich

Total assets	$ 2,660.4	$ 266.9
Total loans	$ 2,189.0	$ 204.4
Allowance for loan losses	$ 30.4	$ 2.5
Non-performing assets	$ 6.0	$ 4.8
Intangible assets	$ 45.4	$ 0.9
Deposits	$ 1,760.3	$ 216.9
Equity	$ 495.3	$ 14.3
Equity to assets ratio	18.62%	5.35%
Tangible equity to assets ratio	17.20%	5.02%
Net income (in thousands)	$ 20,474	$ 109
Net interest margin	3.70%	4.12%

Transaction Overview
Consideration per share – 100% cash	$ 8.10 per share
Transaction price	$ 19.7 million
Transaction price/book value	138%
Transaction price/tangible book value	147%
Projected expense savings	12.5% in 2011 and 25% in 2012
Estimated one-time after-tax transaction costs	$ 2 million
Estimated loan credit mark	$ 3 million
Projected dilution of Brookline tangible book value per share	less than 2%
Projected earnings per share accretion (dilution):
- 2011 annualized, including one-time transaction costs	(1.5% to 3%)
- 2011 annualized, excluding one-time transaction costs	2% to 4%
- 2012	5% to 7%

This investor package contains statements about future events that constitute forward-looking statements, including statements regarding the parties’ ability to complete the acquisition, the expected timing of completion and the expected benefits of the transaction, including projected expense savings and earnings accretion.  Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, failure of the parties to satisfy the conditions to closing for the acquisition, failure of the First Ipswich shareholders to approve the proposed transaction, failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals, disruption to the parties’ businesses as a result of the announcement and pendency of the acquisition, changes in the level of non-performing assets and charge-offs, changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, changes in the financial performance and/or condition of borrowers, changes in customer borrowing and savings habits, difficulties in achieving cost savings as a result of the merger or in achieving such cost savings within the projected timeframe, difficulties related to the integration of the businesses following the acquisition, general economic conditions, changes in interest rates, or other regulatory considerations and competition. Neither Brookline nor First Ipswich undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.